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For immediate release

Michael Mas
904-598-7470
MichaelMas@RegencyCenters.com

Regency Centers Announces Executive Management Changes

JACKSONVILLE, Fla. (November 10, 2015) – Regency Centers Corporation (“Regency” or the “Company”; NYSE: REG) today announced the following reorganization of its senior executive management team, which shall become effective January 1, 2016:

•	Lisa Palmer will serve as President, directing acquisitions and dispositions, in addition to her responsibilities as Chief Financial Officer;
•	Jim Thompson, currently Managing Director-East, will become Executive Vice President of Operations; and
•	Dan M. “Mac” Chandler III, currently Managing Director-West, will become Executive Vice President of Development.

These appointments are pursuant to the Company’s succession and strategic plans and follow the decision of Brian M. Smith, President and Chief Operating Officer, to retire from the Company effective December 31, 2015 after a successful 20-year career at Regency. While Mr. Smith will also vacate his position on the Company’s Board of Directors, he will be retained as a consultant to the Company for 12 months in order to ensure a seamless transition of responsibilities. Following Brian’s departure, the number of directors will be reduced to ten.

“We are delighted to have someone of Lisa’s caliber at Regency to assume the position of President,” said Mr. Martin E. Stein Jr., Chief Executive Officer of the Company. “Lisa has been with the Company for nearly twenty years and has performed exceptionally well in a number of key roles. She is an accomplished and capable senior executive and will continue to be an even more important contributor to Regency.”

Mr. Stein continued, “Jim Thompson’s and Mac Chandler’s extensive shopping center experience, expertise and understanding of the Company’s operations make them ideal candidates to oversee the execution of our proven asset management and development strategies. Lisa, Jim and Mac are indicative of the extremely deep bench of talent at Regency. I look forward to continuing to work with them and the other members of Regency’s team to realize the bright future ahead for our Company.”

Mr. Stein concluded, “We thank Brian for the huge contributions he has made to Regency over many productive years, and wish him the very best. We especially appreciate his willingness to remain engaged as a consultant in order to facilitate a smooth handoff of responsibilities, as the next generation of Regency leadership ascends to new senior roles within the Company.”

The Company expects a decrease of approximately $2.1 million in net income as well as NAREIT-defined Funds From Operations for the full-year 2015 as a result of these management changes. Core Funds From Operations for 2015 will be unaffected given the non-comparable nature of the additional expense.

About Regency Centers Corporation (NYSE: REG)
With more than 50 years of experience, Regency is the preeminent national owner, operator and developer of high-quality, grocery-anchored neighborhood and community shopping centers. The Company’s portfolio of 318 retail properties encompasses over 42.7 million square feet located in top markets throughout the United States, including co-investment partnerships. Regency has developed 219 shopping centers since 2000, representing an investment at completion of more than $3 billion. Operating as a fully integrated real estate company, Regency is a qualified real estate investment trust that is self-administered and self-managed.